Exhibit 4.1

TERM LOAN AGREEMENT

Dated as of

February 5, 2016

by and between,

OTTER TAIL CORPORATION,

as Borrower,

and

JPMORGAN CHASE BANK, N.A.,

as Agent

J.P. MORGAN SECURITIES LLC

as Lead Arranger and Book Runner

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of February 5, 2016, is by and between OTTER TAIL CORPORATION, a Minnesota corporation (the “Borrower”), the banks or financial institutions listed on the signature pages hereof or which hereafter become parties hereto by means of assignment and assumption as hereinafter described (individually referred to as a “Bank” or collectively as the “Banks”), and JPMorgan Chase Bank, N.A., as Agent.

Preliminary Statement

The Borrower has requested that the Banks make term loans available to the Borrower on the date hereof, as more particularly described herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I DEFINITIONS AND ACCOUNTING TERMS.

Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted LIBO Rate” means, with respect to any LIBOR Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Advance” means the portion of the outstanding Loan by the Banks as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a “LIBOR Advance” or a “Base Rate Advance” (each, a “type” of Advance).

“Adverse Event” means the occurrence of any event that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, assets or financial condition of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower and the Material Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents.

“Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), as administrative agent for the Banks hereunder and each successor, as provided in Section 11.8, who shall act as Agent.

“Agreement” means this Term Loan Agreement, as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

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“Applicable Margin” means (a) with respect to LIBOR Advances, a per annum rate equal to 0.90% and (b) with respect to Base Rate Advances, a per annum rate equal to 0.0%.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

“Augmenting Bank” has the meaning ascribed to such term in Section 2.9.

“Authorized Representatives” means any officers or employees of the Borrower designated by the Borrower for purposes of giving and receiving notices hereunder, requesting and repaying the Loan, agreeing to rates of interest and otherwise transacting business with the Agent and the Banks hereunder.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

“Borrower” shall have the meaning set forth in the introductory paragraph.

“Borrower Obligations” means each and every debt, liability and other obligation of the Borrower of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to a Bank or to the Banks or to the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness, liabilities and obligations of the Borrower arising under this Agreement and the Notes.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Agent in the interbank LIBOR market.

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“Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Commitment” means, with respect to each Bank, the commitment of such Bank to make a Term Loan hereunder on the date hereof, subject to the terms and conditions of the Agent, or, if so indicated, the maximum unpaid principal amount of the Term Loan of any Bank. The initial amount of each Bank’s Commitment is set forth on Schedule 2.01, or other documentation contemplated hereby pursuant to which such Bank shall have assumed its Commitment, as applicable. As of the date of this Agreement, the aggregate Commitments of all of the Banks is $50,000,000.

“Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.

“Controlled Foreign Corporation” means a Subsidiary that is a controlled foreign corporation under Section 957 of the Code.

“Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed (a “Funding Default”) to fund any portion of its Loan (a “Defaulted Loan”) within three (3) Business Days of the date required in the determination of the Agent to be funded by it hereunder, (b) notified the Borrower, the Agent, or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund its Loan, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Bank solely as the result of (x) the acquisition or maintenance of an ownership interest in such Bank or a Person controlling such Bank or (y) the exercise of control over a Bank or a Person controlling such Bank, in each case, by a governmental authority or an instrumentality thereof. Any determination by the Agent that a Bank is a Defaulting Bank will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank upon notification of such determination by the Agent to the Borrower and the Banks.

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“EBIT” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, (i) to the extent subtracted in determining consolidated net income, Interest Expense, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory), excluding gains resulting from sale of fixed assets, during the applicable period; (b) similar non-operating losses, excluding losses from sale of fixed assets, during such period; (c) payments of any premiums and any other costs, fees and expenses required to be paid by the terms thereof in connection with the repayment or redemption of Interest-bearing Debt existing as of the date of this Agreement and capital stock existing as of the date of this Agreement; (d) fees, cash charges and other cash expenses paid by the Borrower or any of its Subsidiaries in connection with any permitted acquisition, permitted disposition of assets, recapitalization, Investment, issuance of Indebtedness, issuance of equity interests, refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) up to an aggregate amount not to exceed $5,000,000 in any period of four consecutive fiscal quarters; (e) non-cash charges attributable to any swap, collar or other hedging agreement; (f) non-cash compensation charges or expenses, including any such charges arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other management equity plans and including non-cash bonus payments; (g) the amount of any minority interest expense (less the amount of any cash dividends paid to the holders of such minority interests); (h) any impairment charge or asset write-off of the Borrower and its Subsidiaries, including any charge or write-off related to intangible assets, long-lived assets or investments, including, pursuant to Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to the Financial Accounting Standards Board Statement No. 141 “Business Combinations;” (i) plant closure, severance and other restructuring charges up to an aggregate amount not to exceed $5,000,000 in any period of four consecutive fiscal quarters; and (j) other non-cash charges reducing consolidated net income of the Borrower and its Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charges in any future period but including impairment charges, write-offs and write-downs), minus (ii) the sum, without duplication, of amounts for (a) non-cash gains attributable to any swap, collar or other hedging agreement and (b) other non-cash gains increasing consolidated net income of the Borrower and its Subsidiaries for such period (other than any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period); provided that if the Borrower or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then all of the Acquired Person’s EBIT (calculated for such Person as set forth above) for the period of determination shall be added to EBIT, and if the Borrower or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBIT of such Subsidiary (calculated for such Person as set forth above) shall be deducted from EBIT.

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“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default” means any event described in Section 10.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.

“Fitch” means Fitch Ratings and its successors.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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“GAAP” means generally accepted accounting principles as in effect from time to time and applied in accordance with Section 1.2.

“Guaranty” means to (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any payment obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, or other obligations of, any other Person.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Bank” has the meaning assigned to such term in Section 2.9.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.9.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.9.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank or its parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Indebtedness” means, without duplication, all obligations of the Borrower or any Subsidiary: (a) consisting of Interest-bearing Debt; (b) on account of deposits or advances, excluding deposits and advances received in the ordinary course of business; and (c) constituting a Guaranty by such Person in respect to indebtedness of others to the extent not included in clause (a). For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.

“Interest and Dividend Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of: (a) EBIT for such period; to (b) the sum for such period of (i) Interest Expense, plus (ii) dividends or interest on Preferred Stock.

“Interest-bearing Debt” means, without duplication, all interest-bearing obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person, provided that the amount of such obligation which has not been assumed by the Borrower or a Subsidiary shall be the lesser of (i) the amount of such obligation and (ii) the fair market value of such assets; (c) for the deferred purchase price of any property or services evidenced by a note, payment contract or other instrument (other than an account payable arising in the ordinary course of business), (d) constituting the principal component of obligations as lessee under any Capitalized Lease; (e) that are Guaranties by the Borrower or a Subsidiary in respect to Interest-bearing Debt of other Persons; (f) that are net liabilities under interest rate swaps, collars and other interest rate hedging agreements; (g) consisting at any time of the aggregate undrawn and unexpired amount of standby letters of credit plus the aggregate amount of drawings thereunder that have not been reimbursed; (h) constituting the principal component of obligations that are amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases; (i) that are indebtedness attributable to Permitted Sales and Leasebacks; and (j) that are indebtedness attributable to Permitted Securitization Transactions (only to the extent such transactions include recourse to the Borrower or a Subsidiary). For all purposes of this Agreement, Interest-bearing Debt of any Person shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.

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“Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and, to the extent not otherwise included in GAAP interest expense: (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements; (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP; (d) amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases, and (e) discount or other yield attributable to Permitted Securitization Transactions.

“Interest Period” means, for any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date a Base Rate Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for such LIBOR Advance, as the case may be, and ending one, two, three or six months, as selected by the Borrower pursuant to Section 2.3 or Section 2.4; provided, that:

(a) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Termination Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

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“Investment” means the acquisition, purchase, or making of any loan, advance, contribution to capital or extension of credit, and any purchase of stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Laws” shall mean, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

“LIBO Rate” means, with respect to any LIBOR Advance Borrowing for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 5.2.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

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“Loan Documents” means this Agreement, the Notes and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, Material Subsidiary or any other guarantor or party granting security interests in connection with this Agreement, the Loan or any collateral for the Loan.

“Loan” means the aggregate Term Loans.

“Loan Documents” means this Agreement, the Notes, each Material Subsidiary Guaranty and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, a Material Subsidiary or any guarantor or party granting security interests in connection with this Agreement, the loan or any collateral for the Loan.

“Long Term Debt Rating” means the rating assigned by S&P, Moody’s or Fitch to the long term, unsecured and unsubordinated indebtedness guaranteed by the non-regulated Subsidiaries of the Borrower.

“Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated assets of the Borrower and its Subsidiaries (excluding Otter Tail Power Company and its Subsidiaries), or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated gross revenues of the Borrower and its Subsidiaries (excluding Otter Tail Power Company and its Subsidiaries). Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Agent, but not less than one time per fiscal year of the Borrower thereafter. Notwithstanding the foregoing neither Otter Tail Power Company nor any Subsidiary of Otter Tail Power Company shall be deemed a Material Subsidiary.

“Material Subsidiary Guaranty” means the Guaranty in the form of Exhibit C hereto, duly completed and executed by each Material Subsidiary now existing or hereafter formed or acquired, except for any Subsidiary that is a Controlled Foreign Corporation.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Notes” means the promissory notes of the Borrower described in Section 2.5(a), substantially in the form of Exhibit A, issued by the Borrower to each of the Banks if it has requested such a promissory note pursuant to Section 2.5(d), as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Otter Tail Power Company” shall mean Otter Tail Power Company, a Minnesota corporation, and a Subsidiary of the Borrower.

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each LIBOR Advance and, if such Interest Period is in excess of three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date; and (b) the last day of each March, June, September and December of each year for each Base Rate Advance and for any fees.

“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s Commitment bears to the total Commitments of all Banks. The Percentages of the Banks as of the date of this Agreement are set forth on Schedule 1.1(a).

“Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.

“Permitted Sales and Leasebacks” means sales and leasebacks of assets of the Borrower or a Subsidiary involving a sale price of assets of the Borrower and Subsidiaries not to exceed $20,000,000 in the aggregate for all transactions after the date of this Agreement, that give rise to Interest-bearing Debt, calculated as if the relevant leases were Capitalized Leases (whether or not actually constituting Capitalized Leases).

“Permitted Securitization Transactions” means sales of accounts receivable and other securitization transactions in nominal principal amounts not to exceed $50,000,000; provided, that such transactions may include only recourse to the Borrower or a Subsidiary (a) under customary representations and warranties not constituting credit support for the assets sold, and (b) constituting credit support in an amount not exceeding 10% of the nominal principal amount of the transaction. The nominal principal amount of any Permitted Securitization Transaction, and the discount or other yield attributable thereto for purposes of determination of Interest Expense, shall each be determined on a reasonable basis by the Borrower as if each such transaction were a financing transaction and not a sale.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

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“Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

“Preferred Stock” means stock of the Borrower other than common stock.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 10% or more of the equity interests of the Borrower; or (c) 10% or more of the equity interests of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“Required Banks” means (subject to Section 2.11 with respect to any Defaulting Bank), at any time, at least two (2) Banks whose total Percentage exceeds 50.00%, or if no Commitments remain in effect, whose share of principal of the Loan exceeds 50.00% of the aggregate outstanding principal of the Loan.

“Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely by a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock (other than payment to, or on account of or for the benefit of, the Borrower or any Subsidiary only).

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Federal Reserve Board. LIBOR Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proation, exemptions or offsets that may be available from time to time to any Bank under such Regulation D of the Federal Reserve Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Term Loan” means, with respect to any Bank, the term loan made by such Bank to the Borrower pursuant to Section 2.1.

“Termination Date” means February 5, 2018.

“Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.

Section 1.2 Accounting Terms and Calculations. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. All financial ratios calculated pursuant to Section 9.12 shall be calculated in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower as of December 31, 2014 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the Borrower for the fiscal years then ended for the fiscal year ended December 31, 2014, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Required Banks shall so request, the Agent and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent a written reconciliation in form and substance reasonably satisfactory to the Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.

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Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”

Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

Section 1.5 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Article II TERMS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT.

Section 2.1 The Loan. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, each Bank agrees, severally and not jointly, to make a term loan (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower in a single draw on the date hereof in a principal amount equal to its Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Commitment to extend credit hereunder shall expire on the date hereof.

Section 2.2 Advance Options. The Term Loans shall be constituted of LIBOR Advances and/or Base Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding LIBOR Advances shall not exceed eight (8) at any one time (or such greater number to which the Agent may from time to time agree). Each LIBOR Advance shall be in a minimum amount of $500,000. Each Base Rate Advance shall be in a minimum amount of $100,000.

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Section 2.3 Borrowing Procedures.

(a) Request by Borrower. The request by the Borrower for the Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Agent not later than:

(i) 2:00 p.m., New York time, on the date of the requested Loan, if the Loan shall be comprised of Base Rate Advances; or

(ii) 1:00 p.m., New York time, three Business Days prior to the date of the requested Loan, if the Loan shall be, or shall include, a LIBOR Advance.

The request for the Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of the Loan and the type or types of Advances comprising the Loan, and (3) if the Loan shall include LIBOR Advances, the initial Interest Periods for such Advances.

(b) Funding of Agent. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and the amount of such Bank’s requested Term Loan. On the date of the requested Loan, each Bank shall provide its share of the requested Loan to the Agent in immediately available funds not later than 4:00 p.m., New York time. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Loan available to the Borrower at the Agent’s principal office in New York, New York in immediately available funds not later than 6:00 p.m. (New York time) on the lending date so requested, provided that the Agent shall not be required to make any amount of the requested Loan available to the Borrower unless the Agent shall have received such amount from the Banks, and provided, further, that unless the Agent shall have been notified in writing by a Bank prior to the time the requested Loan shall be made hereunder that such Bank does not intend to make its Percentage share of the requested Loan available to the Agent, the Agent may assume that such Bank has made such Percentage share available to the Agent and the Agent may in reliance on such assumption make the Loan available to the Borrower in a corresponding amount. In any case that the Agent has made a Loan to the Borrower on behalf of a Bank but has not received the amount of such Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Term Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Term Loan. If the Agent does not receive payment from such Bank by the next Business Day after the date of the Term Loan, the Agent shall be entitled to recover such Term Loan, with interest thereon at the rate then applicable to the such Term Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Term Loan in question accruing from the date the Agent made such Term Loan.

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Section 2.4 Continuation or Conversion of the Loan. The Borrower may elect to (i) continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a LIBOR Advance), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than:

(a) 2:00 p.m., New York time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Base Rate Advance; or

(b) 1:00 p.m., New York time, three Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a LIBOR Advance.

Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, LIBOR Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the LIBOR Advance is paid in full, the Agent may at any time thereafter convert the LIBOR Advance into a Base Rate Advance. Until such time as such Advance is converted into a Base Rate Advance by the Agent or the Borrower or is continued as a LIBOR Advance with a new Interest Period by notice by the Borrower as provided above, such Advance shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period adjusted, however, to reflect changes in the Applicable Margin. No Advance shall be continued as, or converted into, a LIBOR Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date or if a Default or Event of Default shall exist and the Agent has given notice to the Borrower that no such continuations or conversions may be made.

Section 2.5 Evidence of Indebtedness.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) The Agent, acting for this purpose as an agent of the Borrower, shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Banks and each Bank’s share thereof (the “Register”).

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(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.5 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. The Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Bank may request that Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Bank a Note payable to such Bank and its registered assigns.

Section 2.6 Funding Losses. In the event of (a) any failure of the Borrower to borrow, continue or convert a LIBOR Advance on a date specified in a notice thereof, or (b) any payment (including, without limitation, any payment pursuant to Section 4.2, 4.4 or 10.2), prepayment or conversion of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance, the Borrower agrees to pay each Bank’s costs, expenses and Interest Differential (as determined by such Bank) incurred as a result of such event. The term “Interest Differential” shall mean that sum amount, not less than $0, equal to the financial loss incurred by each Bank resulting from such event, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the Interest Period of the relevant Advance) had such event not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of such event) as a result of the redeployment of funds from such event. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. The term “Money Markets” refers to one or more wholesale funding markets available to the Banks, including negotiable certificates of deposit, commercial paper, LIBOR deposits, bank notes, federal funds and others. Such determinations by each Bank of shall be conclusive in the absence of manifest error.

Section 2.7 [Intentionally Omitted].

Section 2.8 [Intentionally Omitted].

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Section 2.9 Incremental Term Loans. The Borrower may, on up to two occasions, enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of all Term Loans (including such increases and all such Incremental Term Loans) does not exceed $100,000,000. The Borrower and Agent working cooperatively may arrange for any such tranche to be provided by (i) one or more existing Banks (each such existing Bank so agreeing to participate in such Incremental Term Loans, an “Increasing Bank”), or (ii) one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Bank”; provided that no Ineligible Institution may be an Augmenting Bank), which agree to participate in such Incremental Term Loans; provided that (i) each Augmenting Bank, shall be subject to the approval of the Borrower and the Agent and (ii) the Borrower and such Augmenting Bank or Increasing Bank, as applicable, execute a joinder agreement in form and substance reasonably acceptable to the Agent. No consent of any Bank (other than the Banks participating in any Incremental Term Loan) shall be required for any Incremental Term Loan pursuant to this Section 2.9. Incremental Term Loans created pursuant to this Section 2.9 shall become effective on the date agreed by the Borrower, the Agent and the relevant Increasing Banks or Augmenting Banks, and the Agent shall notify each Bank thereof. Notwithstanding the foregoing, no tranche of Incremental Term Loans shall be come effective under this paragraph unless, (i) on the proposed date of the effectiveness of such Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 6.2 shall be satisfied or waived by the Required Banks and the Agent shall have received a certificate to that effect dated such date and executed by a financial officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis) with the covenants contained in Section 9.12 as if the Indebtedness evidenced by such Incremental Term Loans had been incurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 8.1 (a) or (b), and (ii) the Agent shall have received documents and opinions consistent with those delivered on the date hereof as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such Incremental Term Loans. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Term Loans and shall be deemed to be Term Loans hereunder; (b) shall not mature earlier than the Termination Date; provided that the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Termination Date. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Bank participating in such tranche, each Augmenting Bank participating in such tranche, if any, and the Agent. The Incremental Term Loan Amendment may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.9. Nothing contained in this Section 2.9 shall constitute, or otherwise be deemed to be, a commitment on the part of any Bank to provide Incremental Term Loans, at any time. In connection with any Incremental Term Loans pursuant to this Section 2.9, any Augmenting Bank becoming a party hereto shall (1) execute such documents and agreements as the Agent may reasonably request and (2) in the case of any Augmenting Bank that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Agent, its name, address, tax identification number and/or such other information shall be necessary for the Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 2.10 Purpose of the Loan. The Loan shall be used for purposes of funding working capital, capital expenditures, and other corporate purposes of the Borrower and its Subsidiaries.

Section 2.11 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank (the “Default Period”):

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(a) Voting. Such Defaulting Bank shall be deemed not to be a “Bank” for purposes of voting on any matters and the outstanding Loan of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.2).

(b) Prepayments. To the extent permitted by applicable law, until the end of the Default Period, any voluntary prepayment of the Loan shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Term Loans of other Banks as if such Defaulting Bank had no Term Loan outstanding.

(c) Application of Payments. Subject to application of voluntary prepayments as described in Section 2.11(b), any amount otherwise payable to a Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Sections 4.1, 4.2, 4.4, 4.5 or 10.4) shall, in lieu of being distributed to such Defaulting Bank, be applied by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, to the funding of the Loan in respect of which such Defaulting Bank has failed to fund its Percentage thereof as required by this Agreement, as determined by the Agent, (iv) third, at the election of the Agent and the Borrower, to repay Borrower Obligations to the non-Defaulting Banks, in such order of application as the Agent shall designate, (v) fourth, pro rata, to the payment of any amounts owing to the Borrower or the non-Defaulting Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (vi) fifth, if so determined by the Agent, distributed to the Banks other than the Defaulting Bank until the ratio of the total principal amount of the Borrower Obligations owed to such Banks to the total principal amount of the Borrower Obligations owed to all Banks equals such ratio immediately prior to the Defaulting Bank’s failure to fund any portion of the Loan and (vii) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction.

(d) Non-exclusive Remedies. The rights and remedies against a Defaulting Bank under this Section 2.11 are in addition to other rights and remedies which Borrower may have against such Defaulting Bank with respect to any Funding Default and which the Agent or any Bank may have against such Defaulting Bank with respect to any Funding Default. Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Bank which fails to fund its Term Loan hereunder at the time or in the amount required to be funded under the terms of this Agreement.

Section 2.12 Replacement of Banks. If the Agent or a Bank provides the Borrower with a notice pursuant to Section 5.1, 5.2 or 5.3, or if any Bank becomes a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Defaulting Bank and the Agent, require such Bank or Defaulting Bank to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

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(a) The Borrower shall have paid to the Agent the assignment fee specified in Section 12.3(b)(ii);

(b) Such Defaulting Bank shall have received payment of an amount equal to the outstanding principal of its Term Loan accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c) Such assignment does not conflict with applicable law.

Section 2.13 Authorized Representatives. The Borrower shall act hereunder through the Authorized Representatives designated from time to time and all notices and requests to be given and received by the Borrower, including requests for the Loan and designation of amounts of Advances and Interest Periods, shall be given by and directed to such Authorized Representatives.

Section 2.14 [Intentionally Omitted].

Section 2.15 Tax Matters.

(a) No Person can become a Bank unless it is either a United States Person or an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Person represents and warrants to the Agent and the Borrower that it is entitled to receive interest payments without withholding or deduction of any taxes and executes and delivers to the Agent and the Borrower a United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY and/or W-9 or any successor to any of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all Federal Income Taxes. Solely for purposes of this Section 2.15(b) and Section 12.3(e), a “United States Person” shall have the meaning set out in Section 7701(a)(30) of the Code and (b) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(b) and Section 12.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Article III INTEREST AND FEES.

Section 3.1 Interest.

(a) LIBOR Advances. The unpaid principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBO Rate in effect for each Interest Period for such LIBOR Advance plus the Applicable Margin per annum.

(b) Base Rate Advances. The unpaid principal amount of each Base Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Base Rate plus the Applicable Margin per annum.

(c) Interest After Maturity. Any amount of the Loan not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2.00% in excess of the Base Rate in effect from time to time.

Section 3.2 [Intentionally Omitted].

Section 3.3 Computation. Interest shall be computed on the basis of actual days elapsed and a year of 360 days, provided, that any interest or fee calculated with reference to the Base Rate shall be computed on the basis of actual days elapsed and a year of 365/366 days.

Section 3.4 Payment Dates. Accrued interest under Section 3.1(a), and (b) shall be payable on the applicable Payment Dates. Accrued interest under Section 3.1(c) shall be payable on demand.

Article IV PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION

OF THE CREDIT AND SETOFF.

Section 4.1 Repayment. Principal of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

Section 4.2 Optional Prepayments. The Borrower may, upon at least one (1) Business Day’s (in the case of Base Rate Advances, or three (3) Business Days’ in the case of LIBOR Advances) prior written or telephonic notice received by the Bank, prepay the Loan, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty. In the event that the Loan is being refinanced, any such notice may be made contingent upon the closing of such refinancing. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof. Any prepayment of a LIBOR Advance shall be in an amount equal to the remaining entire principal balance of such Advance.

Section 4.3 [Intentionally Omitted].

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Section 4.4 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made (subject only to required withholding by the Borrower in the case of non-compliance by a Bank with the requirements of Section 12.3(e)) without set-off or counterclaim in immediately available funds not later than 3:00 p.m., New York time, on the dates due at the main office of the Agent in New York, New York. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its ratable share of each such payment of principal and interest. Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Agent is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).

Section 4.5 Proration of Payments. If any Bank or other holder of a Term Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, pursuant to the Material Subsidiary Guaranties or otherwise) on account of principal of, interest on, or fees with respect to the Loan in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such ratable shares in the Loan held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Article V ADDITIONAL PROVISIONS RELATING TO TERM LOANS.

Section 5.1 Increased Costs. If, as a result of any change after the date hereof of any law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted or issued:

(a) any tax, duty or other charge with respect to the Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of such Bank’s Term Loan (other than (i) taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office and (ii) any U.S. federal withholding taxes imposed under FATCA) is changed;

(b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank, excluding any reserve or other requirement reflected in the calculation of LIBO Rate, is imposed, modified or deemed applicable;

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(c) any increase in the amount of capital or liquidity required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable as a consequence of this Agreement or the Term Loan made by such Bank; or

(d) any other condition (other than any condition relating to taxes, duties, or other charges as set forth in clause (a) above) affecting this Agreement or the Commitments or the Term Loans is imposed on any Bank or the relevant funding markets;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining its Term Loan or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of such Bank’s Term Loan is reduced to a level below which such Bank could have achieved but for such change (taking into consideration such Bank’s policies with respect to capital adequacy);

then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the Statutory Reserve Rate). Any Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded. The Borrower will promptly notify such Bank if the Borrower does not agree to such Bank’s determination of any such amount. Any Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amounts. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods. Notwithstanding the foregoing, no Bank shall charge the Borrower for additional amounts for such additional costs or reductions: (i) which additional amounts applied or accrued more than 90 days prior to the time that such Bank became aware of the event giving rise to such additional costs or reductions; or (ii) unless such Bank is generally requiring payment under comparable provisions of its agreements with similarly situated borrowers.

Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto), or in the case of Section 5.2(b), the Agent or the Required Banks determine, that:

(a) deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) that the LIBO Rate will not adequately and fairly reflect the cost to the Banks of making, maintaining or funding the LIBOR Advance for a relevant Interest Period;

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the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances or convert any such LIBOR Advance to a Base Rate Advance, without premium or penalty on the last day of the current Interest Period with respect thereto.

Section 5.3 Changes in Law Rendering LIBOR Advances Unlawful.  If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for any Bank to make or fund any LIBOR Advance, the obligation of such Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility.  If any such event shall make it unlawful or impossible for the Bank to continue any LIBOR Advance previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing, and the Borrower shall, at the time notified by such Bank, either convert each such unlawful Advance to a Base Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.6.

Section 5.4 Discretion of the Banks as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Advances).

Article VI CONDITIONS PRECEDENT.

Section 6.1 Conditions of Closing.  This Agreement shall become effective, and shall govern the Loan to be made hereunder, subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent and the following shall have occurred:

(a) The Notes (if any), duly executed by the Borrower.

(b) The Material Subsidiary Guaranty, duly executed by each Material Subsidiary.

(c) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower with all amendments thereto, and (iv) a copy of the By-Laws of the Borrower with all amendments thereto.

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(d) A certificate or certificates of the Secretary or an Assistant Secretary of the Material Subsidiaries attesting to the incumbency of the officers of the Material Subsidiary authorized to execute the Loan Documents.

(e) A Certificate of Good Standing for the Borrower and each Material Subsidiary in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

(f) An opinion of counsel to the Borrower and each Material Subsidiary, addressed to the Banks, in substantially the form of Exhibit D.

(g) The payment of all fees and reimbursements payable hereunder.

Section 6.2 Additional Conditions Precedent to the Loan.  The obligation of the Banks to make the Loan hereunder shall be subject to the satisfaction or waiver of the following additional conditions precedent (and the request for the Loan shall be deemed a representation by the Borrower that the following are satisfied):

(a) Before and after giving effect to the Loan, the representations and warranties contained in Article VII shall be true and correct in all material respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all respects with respect to representations and warranties without qualifications as to materiality, on and as of the date of the Loan, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(b) Before and after giving effect to the Loan, no Default or Event of Default shall have occurred and be continuing.

Article VII REPRESENTATIONS AND WARRANTIES.

To induce the Agent and the Banks to enter into this Agreement, to grant the Commitment and to make the Loan hereunder, the Borrower represents and warrants to the Agent and the Banks:

Section 7.1 Organization, Standing, Etc.  The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents.  The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.

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Section 7.2 Authorization and Validity.  The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 7.3 No Conflict; No Default.  The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under subsection (a) or (c) would reasonably constitute an Adverse Event.  Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would constitute an Adverse Event.  No Default or Event of Default has occurred and is continuing.

Section 7.4 Government Consent.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been made or obtained and are in full force and effect.

Section 7.5 Financial Statements and Condition.  The Borrower’s audited consolidated financial statements as of December 31, 2014, and the Borrower’s unaudited quarterly financial statements as at September 30, 2015, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except, in the case of the unaudited quarterly financial statements, for the absence of footnotes and for year-end audit adjustments) and fairly present in all material respects the financial condition of the Borrower and the Subsidiaries, taken as a consolidated enterprise, as at such dates and the results of their operations for the fiscal year then ended.  As of the dates of such consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto.  Since December 31, 2014, no Adverse Event has occurred.

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Section 7.6 Litigation and Contingent Liabilities.  Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Material Subsidiary, would constitute an Adverse Event.  Except as described in Schedule 7.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.

Section 7.7 Compliance.  The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, except where non-compliance thereof would not constitute an Adverse Event.

Section 7.8 Environmental, Health and Safety Laws.  To the best of the Borrower’s knowledge, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which would constitute an Adverse Event.  Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non compliance or remedial action would constitute an Adverse Event.

Section 7.9 ERISA.  Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except where non-compliance would not constitute an Adverse Event.  No Reportable Event which would be an Adverse Event, has occurred and is continuing with respect to any Plan.  As of each January 1, all of the minimum funding standards applicable to such Plans have been satisfied, except where nonsatisfaction would not constitute an Adverse Event, and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA, except for any event or condition which would not constitute an Adverse Event.

Section 7.10 Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

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Section 7.11 Ownership of Property; Liens.  Each of the Borrower and the Material Subsidiaries has good and marketable title to, or valid leasehold interests in or easements or other limited property interests in, its real properties necessary in the ordinary course of its business and good and sufficient title to its other material properties, except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not constitute an Adverse Event.  None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for Liens disclosed in the consolidated financial statements referred to in Section 7.5 or permitted under Section 9.8.

Section 7.12 Taxes.  Each of the Borrower and the Material Subsidiaries has filed all federal and material state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments of which it has received notice made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees, charges or assessments the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and other than taxes, fees, charges or assessments with respect to which the failure to pay would not constitute an Adverse Event).  No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges, except for Liens or claims which would not constitute an Adverse Event.

Section 7.13 Trademarks, Patents.  Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership, license or otherwise, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, except where the lack of such possession or right or where the existence of such conflict would not constitute an Adverse Event.

Section 7.14 Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 7.15 Subsidiaries.  Schedule 7.15 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

Section 7.16 Partnerships and Joint Ventures.  Schedule 7.16 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.

Section 7.17 Senior Debt.  The Loan is senior unsecured Indebtedness of the Borrower, and is pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.

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Section 7.18 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Loan, use of the proceeds of the Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b) Neither the making of the Loan hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

Article VIII AFFIRMATIVE COVENANTS.

From the date of this Agreement and thereafter until the Loan and all other liabilities of the Borrower to the Banks hereunder and under the Notes (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 8.1) to do, all of the following:

Section 8.1 Financial Statements and Reports.  Furnish to the Agent for prompt distribution to the Banks:

(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, (i) the annual audited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous fiscal year, certified without a “going concern” or like qualification, or a qualification arising out of the scope of the audit, by independent certified public accountants of recognized standing selected by the Borrower (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 8.1(a)(i) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification, or a qualification arising out of the scope of the audit), together with any related management letters, and (ii) schedules providing consolidating detailed balance sheet, income statement results and statement of cash flows for Varistar Corporation and its Subsidiaries, and a statement from an Authorized Representative that the financial statements are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole.

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(b) As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year, (i) a copy of the unaudited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP (except for the absence of footnotes and for year-end audit adjustments), signed by a senior financial officer of the Borrower, consisting of at least consolidated statements of income and cash flow for the Borrower and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 8.1(b)(i) with respect to such quarter), and (ii) schedules providing consolidating detailed balance sheet, income statement results and statement of cash flows for Varistar Corporation and its Subsidiaries, and a statement from an Authorized Representative that the financial statements are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole.

(c) Together with the consolidated financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(b), a Compliance Certificate signed by a senior financial officer of the Borrower, which shall confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or, that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

(d) Promptly upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

(e) Promptly upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any “prohibited transaction” (as defined in Section 4975 of the Code), except for any Reportable Event or “prohibited transaction” which would not constitute an Adverse Event, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(f) Promptly after the same become publicly available, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(g) Promptly upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which, in each case if adversely determined, would constitute an Adverse Event.

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(h) Promptly upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters in which such violation or an adverse determination or result in such proceeding would constitute an Adverse Event.

Documents required to be delivered pursuant to clauses (a), (b) and (f) of this Section 8.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System or made available on the Borrower’s website.

(i) Promptly following request thereof, provide such information and take such actions as are reasonably requested by the Agent or any Bank in order to assist the Agent and the Banks in maintaining compliance with the PATRIOT Act.

Section 8.2 Corporate Existence.  Except as permitted by Sections 9.1, 9.2 and 9.4, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and failure to so qualify or remain in good standing would constitute an Adverse Event, provided, that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.

Section 8.3 Insurance.  Maintain with financially sound and reputable insurance companies such insurance as may be required by-law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 8.4 Payment of Taxes and Claims.  File all federal and material state and local tax returns and reports which are required by-law to be filed by it and pay before they become delinquent all federal and material state and local taxes, assessments and governmental charges and levies imposed upon it or its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP or if nonpayment thereof would not constitute an Adverse Event.

Section 8.5 Inspection.  Permit any representative of the Agent to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times during normal business hours of the Borrower and the Subsidiaries, upon reasonable advance notice to the Borrower and the Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, the expenses of the Agent and its representatives for such visits, inspections and examinations shall be at the expense of the Agent, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

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Section 8.6 Maintenance of Properties.  Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to do so would not constitute an Adverse Event.

Section 8.7 Books and Records.  Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 8.8 Compliance.  Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards, including, without limitation, all Anti-Corruption Laws and applicable Sanctions, to which it may be subject, except where the failure so to comply would not constitute an Adverse Event.

Section 8.9 ERISA.  Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, including without limitation minimum funding standards, except where the failure so to comply would not constitute an Adverse Event.

Section 8.10 Environmental Matters.  Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non compliance would constitute an Adverse Event.

Section 8.11 Senior Debt.  Take all actions necessary to assure that the Loan is senior unsecured Indebtedness of the Borrower, and is and remains pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver cash collateral or deposits under certain circumstances, as specifically provided herein).

Section 8.12 Subsidiaries.  Within 30 days after the formation or acquisition of any Subsidiary that is a Material Subsidiary, other than a Material Subsidiary that is a Controlled Foreign Corporation or is dissolved, disposed of or merged during such 30 day period in a manner permitted under this Agreement, the Borrower will cause such Material Subsidiary to execute and deliver a Material Subsidiary Guaranty to the Agent for the benefit of the Banks, and provide (a) a certificate or certificates of the Secretary or an Assistant Secretary of such Material Subsidiaries attesting to the incumbency of the officers of such Material Subsidiary authorized to execute the Material Subsidiary Guaranty and attaching copies of the Articles or Certificate of Incorporation or By-Laws (or other governing documents); (b) a Certificate of Good Standing for such Material Subsidiary in the jurisdiction of its incorporation, certified by the appropriate governmental officials, and (c) at the request of the Agent, an opinion of counsel to such Material Subsidiary, addressed to the Banks, addressing with respect to such Material Subsidiary, the matters addressed with respect to the Material Subsidiaries in the opinion of counsel the form of Exhibit D.  At any time the Borrower determines that a Subsidiary which has executed the Material Subsidiary Guaranty is not required to be a party to the Material Subsidiary Guaranty under the definition of “Material Subsidiary,” including upon the addition of another Subsidiary as a Material Subsidiary, the Borrower shall provide the Agent with written notice thereof setting forth information in reasonable detail describing why such Subsidiary is no longer required to be a party to the Material Subsidiary Guaranty.  Upon the Agent’s reasonable determination that such Subsidiary is no longer required to be a party to the Material Subsidiary Guaranty, the Agent shall, at the Borrower’s expense, release such Subsidiary from the Material Subsidiary Guaranty pursuant to such documentation as the Borrower shall reasonably request.

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Section 8.13 Ratings.  The Borrower shall use commercially reasonable efforts to obtain and maintain Long Term Debt Ratings with S&P, Moody’s and Fitch.

Article IX NEGATIVE COVENANTS.

From the date of this Agreement and thereafter until the Loan and all other liabilities of the Borrower to the Banks hereunder and under the Notes (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:

Section 9.1 Merger.  Merge or consolidate or enter into an analogous reorganization or transaction with any Person; provided, however, that (a) any Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary (if such wholly-owned Subsidiary is the surviving corporation); (b) the Borrower and Material Subsidiaries may enter into Permitted Divestitures; (c) any wholly-owned Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 9.7 so long as the continuing or surviving Person shall be a wholly-owned Subsidiary; and (d) any non-wholly-owned Subsidiary of the Borrower may merge into another Subsidiary of the Borrower to the extent permitted under Section 9.2(c).

Section 9.2 Sale of Assets.  Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:

(a) sales, subleases, leases and licensing of assets in the ordinary course of business;

(b) sales or other transfers (i) by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary, (ii) by a non-wholly-owned Subsidiary of the Borrower to the Borrower or a wholly-owned Subsidiary of the Borrower and (iii) by a non-wholly-owned Subsidiary to another non-wholly-owned Subsidiary to the extent permitted under clause (c), below;

(c) Permitted Divestitures;

(d) Permitted Securitization Transactions;

(e) Permitted Sales and Leasebacks;

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(f) sales of used, obsolete, worn out or surplus property or property no longer used or useful in the conduct of its business;

(g) sales of permitted cash equivalents for cash or cash equivalents;

(h) synthetic leases described in subsection (h) of the definition of Interest-bearing Debt and subsection (d) of the definition of Interest Expense;

(i) abandonment of non-material intellectual property assets in the ordinary course of business;

(j) surrender, release or waiver of contract rights in the ordinary course of business;

(k) sales or other dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property;

(l) charitable donations in the ordinary course of business and consistent with past practices; and

(m) sales to or other dispositions of Investments or assets into joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the date hereof or pursuant to an Investment permitted by Section 9.7.

Section 9.3 Plans.  Permit any condition to exist in connection with any Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, or permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.

Section 9.4 Ownership of Stock.  Except as set forth on Schedule 9.4, take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Material Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than as permitted under Sections 9.1 and 9.2.

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Section 9.5 Other Agreements.  Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks or the Agent which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, except where such violation or breach would not constitute an Adverse Event, or (b) other than this Agreement or the other Loan Documents, prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary, except for (i) any such prohibition that applies only when a default shall exist under such agreement or shall result from such payment, acquisition or retirement; (ii) as to clause (b), agreements and instruments entered into in connection with Permitted Securitization Transactions; (iii) customary prohibitions or restrictions in joint venture agreements and similar agreements that relate solely to the activities of such joint venture; (iv) as to clause (b), customary prohibitions or restrictions contained in agreements relating to any asset sale or disposition pending such sale or disposition, provided that such prohibitions and restrictions apply only to the Subsidiary or its assets to be sold or disposed of and such sale or disposition is permitted hereunder; (v) as to clause (b), restrictions and conditions imposed by any governmental authority; (vi) as to clause (b), any such prohibition contained in any agreement, bond, note or other instrument (or any refinancing thereof) with respect to any Person or the property or assets of such Person acquired by the Borrower or any Subsidiary in an acquisition permitted hereunder and existing at the time of such acquisition; provided that such prohibition is not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person; (vii) any agreement evidencing any permitted renewal, extension, replacement or refinancing of any agreement referred to in the foregoing clause (vi) so long as such renewal, extension, replacement or refinancing does not expand the scope of the restrictions described in clause (b); and (viii) as to clause (b), limitations or restrictions consisting of customary net worth, leverage or other financial covenants in each case contained in, or required by, any contractual obligation governing Indebtedness of a Subsidiary.

Section 9.6 Restricted Payments.  Either: (a) make any Restricted Payment, other than any dividend or distribution payable solely in shares or other equity interests to the holders of such shares or other equity interests, if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or otherwise pay, acquire or retire for value any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Loan, except for (i) regularly-scheduled payments of interest and principal and mandatory prepayments of principal that are not otherwise prohibited by any document or agreement stating the terms of subordination of such other Indebtedness, and (ii) refinancing of the Indebtedness of the Borrower or a Subsidiary that is expressly subordinated in right of payment to the Loan by the incurrence of Indebtedness that is similarly subordinated in right of payment to the Loan.

Section 9.7 Investments.  Acquire for value, make, have or hold any Investments in any other Person, except:

(a) Investments outstanding or contemplated on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs, write-offs, reinvestments, renewals and extensions with respect to such Investments;

(b) loans and advances to officers and employees in the ordinary course of business;

(c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;

(d) certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from S&P that is rated A- (or the equivalent thereof from any other nationally recognized rating service) or higher;

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(e) commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

(f) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

(g) cash and demand deposits with any bank or trust company;

(h) money market funds substantially all the assets of which are comprised of securities of the types described in any of clauses (c) through (f) above;

(i) in the case of foreign Subsidiaries, short-term Investments comparable to clauses (c) through (h) above;

(j) Investments in the nature of an indebtedness owed by the Borrower to any Subsidiary or any Subsidiary to the Borrower or another Subsidiary in connection with cash management of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practices;

(k) Investments by the Borrower or any Material Subsidiary (i) outstanding on the date hereof (or refinancings thereof) in Subsidiaries (other than Material Subsidiaries) and (ii) in the Borrower or any Material Subsidiary;

(l) Investments made after the date hereof in Subsidiaries that are not Material Subsidiaries, provided, that such Investments in the aggregate to such Subsidiaries that are not Material Subsidiaries shall not exceed $15,000,000 in aggregate amounts outstanding at any time (net of any repayment of loans or return of equity);

(m) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary): (i) $40,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, or (ii) $80,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business or lines of business reasonably related to such present lines of business, provided, that not less than 10 Business Days prior to consummation of such Investment, the Borrower shall have provided pro forma financial statements to the Agent demonstrating that in the good faith judgment of the Borrower, the Borrower will continue to comply with the covenants of this Agreement after giving effect to such Investment, and provided, further, that consent of the Required Banks to such Investments in excess of such limits shall not be unreasonably withheld;

(n) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 9.2;

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(o) Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;

(p) accounts receivable, notes receivable and security deposits and prepayments arising and trade credit granted in the ordinary course of business and any prepayments and other credits to suppliers made in the ordinary course of business;

(q) Investments resulting from pledges and deposits permitted by Section 9.8;

(r) Investments in the form of Guaranties permitted by Section 9.9;

(s) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(t) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Material Subsidiary as a result of a foreclosure by the Borrower or any of the Material Subsidiaries with respect to any Investments or other transfer of title with respect to any Investment in default;

(u) Investments of a Material Subsidiary acquired after the date hereof or of a corporation merged into the Borrower or merged into or consolidated with a Material Subsidiary in accordance with Section 9.1 after the date hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(v) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(w) Investments by the Borrower or any Material Subsidiary, if the Borrower or any Material Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 9.6);

(x) Investments in Otter Tail Assurance Limited, in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(y) Investments in joint ventures in one or more of the Borrower’s and Subsidiaries’ present lines of business in an aggregate amount not to exceed $15,000,000 at any time outstanding; and

(z) any other Investments not otherwise permitted hereunder not to exceed $15,000,000 at any time outstanding.

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Section 9.8 Liens.  Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

(a) Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired (or accessions to such property, related records and proceeds thereof);

(b) Liens existing on assets of Material Subsidiaries acquired after the date of this Agreement, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;

(c) Liens existing on the date of this Agreement and disclosed on Schedule 9.8 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 9.8, provided, that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 9.8 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 9.8 (other than premiums, interest, fees or costs capitalized or required to be paid in connection with such extension, renewal, restatement or replacement credit facility);

(d) Deposits or pledges and other Liens to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, in each case in the ordinary course of business of the Borrower or a Subsidiary;

(e) Liens of landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business or imposed by-law and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) Deposits and other Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Material Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

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(g) Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including without limitation obligations to insurers of bond obligations of the Borrower constituting Interest-bearing Debt), provided, that (i) such Liens were required to be granted pursuant to agreements and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Agent is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Agent shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement reasonably satisfactory to the Agent confirming such respective priorities of such Liens), or (y) other assets that are reasonably acceptable to the Required Banks in their sole discretion to secure all Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising;

(h) Liens of lessors of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;

(i) Liens (to the extent falling under the definition of “Lien”) consisting of ownership interests (and protective filings respecting such ownership interests) of lessors of assets to the Borrower or any Subsidiary under any operating lease, and of licensors of intellectual property or other rights to the Borrower or any Subsidiary;

(j) Liens (to the extent falling under the definition of “Lien”) consisting of rights of lessees or sublessees of assets of the Borrower or any Subsidiary leased in the ordinary course of the Borrower’s or such Subsidiary’s business, which leases do not materially interfere with the ordinary course of business of the Borrower or such Subsidiary;

(k) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods by the Borrower or any Subsidiary in the ordinary course of business and other similar Liens arising in the ordinary course of business of the Borrower or any Subsidiary;

(l) Liens in favor of the Agent for the benefit of the Agent and the Banks under any provisions of this Agreement or any other Loan Document or any replacement, additional or successor agreement hereto or thereto, creating such Liens;

(m) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 8.4;

(n) (i) Liens securing Indebtedness incurred to pay annual premiums for property, casualty or liability insurance policies maintained by the Borrower or any Subsidiary; provided that such Liens attach only to insurance policies and proceeds thereof, and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(o) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder; provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed of;

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(p) survey exceptions, encroachments, protrusions, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines and other similar minor title defects affecting the real property, or zoning or other restrictions as to the use of the real property or Liens incidental to the conduct of the business of the Borrower or any Material Subsidiary or to the ownership of its properties, in each case which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially and adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any Material Subsidiary;

(q) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(h);

(r) Liens encumbering cash collateral or other financial assets securing Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;

(s) Liens arising under or related to any statutory or common law provisions or other customary or contractual rights (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, including banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Material Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Material Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Material Subsidiary in the ordinary course of business;

(t) Any encumbrance or restriction with respect to the equity interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(u) Liens on securities that are the subject of repurchase agreements permitted by Section 9.7;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any Material Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; and

(w) Liens not otherwise permitted by this Section securing Indebtedness or other obligations not to exceed $15,000,000 in the aggregate at any time outstanding.

In no case shall Liens permitted hereunder apply to the stock of any Subsidiary (other than Liens, if any, under clause (g)) and in no case shall Liens under clause (d), (e), (f), (i), (j), (k), (m), (o) or (p) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.

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Section 9.9 Contingent Liabilities.  Guaranty obligations of any other Person, except for:

(a) Guaranties by the Borrower or any Material Subsidiary of obligations of the Borrower or any Subsidiary as lessee under any lease that is not a Capitalized Lease;

(b) [Intentionally omitted];

(c) Guaranties by the Borrower to assure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, or performance, surety, statutory, stay, customs or appeal bonds, performance and completion guarantees, and other similar obligations, in the ordinary course of business of the Borrower or a Material Subsidiary or consistent with past practice;

(d) [Intentionally omitted];

(e) Guaranties by the Borrower of the obligations of a Subsidiary under any Agreement involving the sale of accounts receivable permitted by Section 9.2(d), provided, that such Guaranties shall not, in the aggregate, Guaranty receivables sale arrangements involving account receivable sales at any time remaining outstanding in excess of $50,000,000;

(f) Guaranties by the Borrower or any Subsidiary of the obligations of the Borrower or any Material Subsidiary under any unsecured Interest-bearing Debt the incurrence of which does not cause a Default or Event of Default; and

(g) Other Guaranties limited as to principal of recovery to not more than $30,000,000 in the aggregate at any time outstanding.

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Section 9.10 Transactions with Related Parties.  Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than such entity would obtain in a comparable arm’s-length transaction with a Person not a Related Party, excluding (i) transactions between the Borrower and Otter Tail Power Company, a Subsidiary of Otter Tail Power Company, or a Material Subsidiary and transactions between Material Subsidiaries, (ii) transactions otherwise expressly permitted (or required) with such Related Parties under this Agreement, (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or a Material Subsidiary, (iv) loans or advances to employees or consultants of the Borrower or any of its Subsidiaries otherwise permitted hereunder, (v) transactions among the Borrower or any Subsidiary permitted by this Agreement, (vi) the payment of fees, reasonable out-of-pocket costs and indemnities and provision of indemnification to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business, (vii) any employment agreement, benefit plan or arrangement or any health, disability or similar insurance plan which covers employees, entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (viii) any subscription agreement or similar agreement pertaining to the repurchase of equity interests pursuant to put/call rights or similar rights with employees, officers or directors, (ix) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement, (x) transactions with wholly-owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice, (xi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or a Material Subsidiary, provided, however, that (A) such director abstains from voting as a director of the Borrower or a Material Subsidiary on any matter involving such other person and (B) such person is not a Related Party for any reason other than such director’s acting in such capacity, (xii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice, (xiii) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries, (xiv) payments by the Borrower and the Subsidiaries pursuant to tax sharing agreements among the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, and (xv) the payment of fees, expenses, indemnities or other payments pursuant to the agreements in existence on the date hereof and set forth on Schedule 9.10 or any amendment thereto to the extent such an amendment is not adverse to the Banks in any material respect.

Section 9.11 Use of Proceeds.  Permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time; nor shall the Borrower use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

Section 9.12 Financial Covenants:

Permit, at any time:

(a) the ratio, as of the last day of any fiscal quarter of the Borrower, of (i) Interest-bearing Debt, to (ii) Total Capitalization to be greater than 0.60 to 1.00; or

(b) the Interest and Dividend Coverage Ratio for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00.

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Article X EVENTS OF DEFAULT AND REMEDIES.

Section 10.1 Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of the Loan, or the Borrower shall fail to make within three (3) Business Days after the same becomes due, any interest on the loan or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;

(b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing required to be furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c) The Borrower shall fail to comply with Section 8.2 or any Section of Article IX;

(d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for thirty (30) calendar days after the Borrower obtains knowledge of such non-compliance;

(e) The Borrower, any Material Subsidiary or Otter Tail Power Company shall admit in writing that it is insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower, any Material Subsidiary or Otter Tail Power Company or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower, any Material Subsidiary or Otter Tail Power Company or for a substantial part of the property thereof and such appointment shall not be discharged, dismissed or stayed within 60 days;

(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, any Material Subsidiary or Otter Tail Power Company, and, if instituted against the Borrower, any Material Subsidiary or Otter Tail Power Company, shall have been consented to or acquiesced in by the Borrower, such Material Subsidiary or Otter Tail Power Company, or shall remain undischarged, undismissed, unstayed or unbonded for 60 days, or an order for relief shall have been entered against the Borrower, such Material Subsidiary or Otter Tail Power Company, or the Borrower, any Material Subsidiary or Otter Tail Power Company shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

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(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower, any Material Subsidiary or Otter Tail Power Company and, if instituted against the Borrower, any Material Subsidiary or Otter Tail Power Company, shall be consented to or acquiesced in by the Borrower, any Material Subsidiary or Otter Tail Power Company or shall remain for 30 days undismissed, undischarged, unstayed or unbonded, or the Borrower, any Material Subsidiary or Otter Tail Power Company shall consent to or acquiescence in such a proceeding; provided that any dissolution or proceeding not prohibited by Section 9.1 or Section 9.2 shall not constitute an Event of Default;

(h) A final judgment or judgments for the payment of money in excess of the sum of $20,000,000 in the aggregate (to the extent not covered by third-party insurance as to which the insurer has not denied coverage in respect thereof) shall be rendered against the Borrower or a Material Subsidiary, and there is a period of 30 consecutive days during which (i) the Borrower or such Material Subsidiary has not discharged the same or provided for its discharge in accordance with its terms, or (ii) the Borrower or such Material Subsidiary has not procured a stay of execution, prior to any execution on such judgment or (iii) such judgment has not otherwise been dismissed, vacated or bonded pending appeal;

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(i) The termination of any Plan by the Borrower or any ERISA Affiliate if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event, or the termination of any such Plan by the PBGC if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event;

(j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $20,000,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness (in excess of such amount) when due (beyond the applicable grace period with respect thereto) or, in the case of such Indebtedness payable on demand, when demanded (beyond the applicable grace period with respect thereto), or any other event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and, in each case, such nonpayment or other event shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity; provided that this clause (j) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and provided further, that an Event of Default under this clause (j) caused by the occurrence of a breach or default with respect to Indebtedness in the aggregate in excess of $20,000,000 shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon the Borrower or a Material Subsidiary curing such breach or default if, at the time of such waiver or such cure the Agent has not exercised any rights or remedies with respect to an Event of Default under this clause (j);

(k) Any material provision of any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms (other than as permitted hereunder or thereunder), or the Borrower or any Material Subsidiary shall disavow or contest in writing its obligations under such Loan Document (other than as permitted hereunder or thereunder; or

(l) Either (i) the Borrower shall cease to own, directly or indirectly, all of the voting stock of Varistar Corporation, or (ii) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), that owned less than 5% of the shares of any voting class stock of the Borrower shall have acquired more than 25% of the shares of such voting stock.

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Section 10.2 Remedies.  If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur and be continuing with respect to the Borrower, the outstanding unpaid principal balance of the Loan, the accrued interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may (with the consent of the Required Banks) take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare that the outstanding unpaid principal balance of the Loan, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Loan, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, (ii) exercise all rights and remedies under any other Loan Document, and (iii) enforce all rights and remedies under any applicable law.

Section 10.3 [Intentionally Omitted].

Section 10.4 Setoff.  In addition to, and without limitation of, any rights of the Banks under applicable law, if any Event of Default occurs and is continuing, upon written direction by the Agent to such effect any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Bank to or for the credit or account of the Borrower may be offset and applied toward the payment of the Borrower Obligations then due and payable owing to such Bank.  Each Bank agrees to promptly notify the Borrower and the Agent after any such setoff and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Article XI THE AGENT.

Section 11.1 Appointment and Grant of Authority.  Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement and the other Loan Documents.  The Agent shall have and may exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth in this Agreement and the other Loan Documents.  The provisions of this Article are solely for the benefit of the Agent and the Banks and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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Section 11.2 Non-Reliance on Agent.   Each Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.  Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent’s possession.

Section 11.3 Responsibility of the Agent and Other Matters.

(a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section.  The duties of the Agent shall be mechanical and administrative in nature.

(b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence, bad faith or willful misconduct as determined in a final, non-appealable judgment in a court of competent jurisdiction.  Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine: (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of the Loan Agreements; (ii) the collectability of any amounts owed by the Borrower; (iii) any recitals or statements or representations or warranties in connection with this Agreement or the Notes; (iv) any failure of any party to this Agreement to receive any communication sent; or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.

(c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity.  The Agent may consult counsel and shall be entitled to act, and shall be fully protected in-any action taken in good faith, in accordance with advice given by counsel.  The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.  The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the Borrower’s part.

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(d) The Banks are not partners or co-venturers, and no Bank shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Bank.  The Agent shall have the exclusive right on behalf of the Banks to enforce the payment of the principal of and interest on the Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Section 11.4 Action on Instructions.  The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.

Section 11.5 Indemnification.  To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence, bad faith or willful misconduct on the part of the Agent as determined by final, non-appealable judgment in a court of competent jurisdiction, arising out of or in connection with this Agreement or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable and documented costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or the Notes.

Section 11.6 JPMorgan and Affiliates.  With respect to JPMorgan’s Commitment and any Loan by JPMorgan under this Agreement and any Note and any interest of JPMorgan in any Note, JPMorgan shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent.  JPMorgan and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if JPMorgan were not the Agent.

Section 11.7 Notice to Holder of Notes.  The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent.  Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.

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Section 11.8 Successor Agent.  The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower, with the effectiveness of such resignation subject to the appointment and acceptance of a successor Agent.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent (subject to the Borrower’s approval, such approval not to be unreasonably withheld or delayed).  If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent with a combined capital and surplus of at least $500,000,000 (or an affiliate of any such bank).

Article XII MISCELLANEOUS.

Section 12.1 No Waiver and Amendment.  No failure on the part of the Banks or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by-law.  No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holder of the Notes to any other or further action in any circumstances without notice or demand.

Section 12.2 Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks (subject to Section 2.11 with respect to any Defaulting Bank) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Bank; provided further, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and each of the Banks directly affected thereby (subject to Section 2.11 with respect to any Defaulting Bank):

(a) increase the amounts of or extend the terms of the Commitment of such Bank (it being understood that a waiver or modification of any condition precedent, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitment shall not constitute an extension or increase of any Commitment of any Bank);

(b) decrease or forgive the principal of, or decrease the rate of interest on, the Term Loan of such Bank, or decrease any fees or other amounts payable hereunder to such Bank;

(c) postpone any date fixed for any payment of principal of, or interest on, the Term Loan of such Bank, or any fees or other amounts payable hereunder to such Bank;

(d) release all or substantially all of the Material Subsidiaries from the Material Subsidiary Guaranty (except pursuant to a transaction or series of transactions permitted by Section 8.12, 9.1 or 9.2) or release all or substantially all of the collateral held subject to Section 10.3, except as contemplated by such Section; or

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(e) reduce the percentage in the definition of Required Banks or amend this Section 12.2.

provided, further that amendments, waivers or consents adversely affecting the rights of the Agent shall also require the consent of the Agent.  Notwithstanding the foregoing provisions of this Section 12.2, with the agreement and consents of the Persons referred to therein, and without the necessity of obtaining the approval of any other Banks hereunder, amendments may be entered into as provided in Section 2.9.

Section 12.3 Assignments and Participations.

(a) Assignments.  Each Bank shall have the right, subject to the further provisions of this Sections 12.3, to sell or assign all or any part of its Term Loan, Note, and other rights and obligations under this Agreement and related documents (such transfer, an “Assignment”) to any commercial lender, other financial institution or other entity other Ineligible Institutions (an “Assignee”).  Upon such Assignment becoming effective as provided in Section 12.3(b), the assigning Bank shall be relieved from the portion of its Commitment, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank” hereunder.  Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, each Assignment shall be in the initial principal amount of not less than $10,000,000 in the aggregate for the Term Loan assigned, or an integral multiple of $1,000,000 if above such amount.  Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) substantially in the form of Exhibit E attached hereto.

(b) Effectiveness of Assignments.  An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower (or, following occurrence and during continuance of an Event of Default, the Agent only and not the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof) shall consent to such Assignment (which consents shall not be unreasonably withheld), by either written notice of such consent or by executing and delivering such Assignments, provided that no such consents shall be required for an assignment to one of the Banks or an affiliate of a Bank or an Approved Fund, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account (unless waived by the Agent), (iii) the Assignee shall have submitted the Assignment and Assumption Agreement to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective, and (v) the Agent shall have recorded such Assignment in the Register (the Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Loan owing to, each Bank pursuant to the terms hereof from time to time; the entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; the Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice); provided that assignments pursuant to Section 2.12 shall not require the signature or agreement of the assigning Bank to become effective, and any processing fee in connection with such assignments may be paid by the Borrower.  Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with clauses 12.3(a) and (b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 12.3(c).

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(c) Participations.  Each Bank shall have the right, subject to the further provisions of this Section 12.3, to grant or sell a participation in all or any part of its Term Loan, Notes and Commitments (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”) without the consent of the Borrower, the Agent of any other party hereto.  The Borrower agrees that if amounts outstanding under this agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this Agreement or any Note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.5.  The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

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(d) Limitation of Rights of any Assignee or Participant.  Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 12.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make its Term Loan hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (x) extend the final maturity of the Loan or extend the Termination Date, (y) reduce the interest rate on the Loan, or (z) forgive any principal of, or interest on, the Loan or any fees.

(e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who (i) is not a United States Person or (ii) is a United States Person that the Borrower may not treat as an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Assignee or Participant represents and warrants to such Bank, the Agent and the Borrower that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY and/or W-9 or any successor to any of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all Federal Income Taxes.  In addition, if a payment made to an Assignee or Participant under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Assignee or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Assignee or Participant shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Assignee or Participant has complied with such Assignee’s or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

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(f) Information.  Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants, so long as such entities agree in writing to keep such information confidential in accordance with Section 12.17.

(g) Federal Reserve Bank.  Nothing herein stated shall limit the right of any Bank to assign a security interest in all or any portion of its rights herein and in any Note to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such assignee for such Bank as a party hereto.

Section 12.4 Costs, Expenses and Taxes; Indemnification.

(a) The Borrower agrees, whether or not any Advance is made hereunder, to pay promptly on written demand: (i) all reasonable and documented out-of-pocket costs and expenses of the Agent (including the reasonable fees and expenses of one counsel to the Agent and Banks taken as a whole) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all reasonable and documented out-of-pocket costs and expenses of the Agent and each of the Banks incurred after the occurrence and during the continuance of an Event of Default in connection with the enforcement of the Loan Documents.  The Borrower agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents.  The Borrower agrees to indemnify and hold the Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic or other instructions for making Advances or disbursing the proceeds thereof, except to the extent resulting from the gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

(b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel to such Indemnified Persons) in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, arising out of or in connection with the Commitment, the making of, management of and participation in the Advances or the use or intended use of the proceeds of the Advances, provided that the Borrower shall have no obligation under this Section 12.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person, in each case, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise.  To the extent permitted by applicable law, any Person seeking to be indemnified under this Section 12.4(b) shall, upon obtaining knowledge thereof, use commercially reasonable efforts to give prompt written notice to the Borrower of the commencement of any action or proceeding giving rise to such indemnification claim, provided that the failure to give such notice shall not relieve the Borrower of any indemnification obligations hereunder.

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(c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet).  To the extent permitted by applicable law, except in the case of the Borrower, to the extent otherwise subject to indemnification pursuant to clause (b) alone, neither the Borrower, the Agent nor any Bank shall assert, and each hereby waives, any claim against any other party hereto for any damages on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(d) The obligations of the Borrower under this Section 12.4 shall survive any termination of this Agreement.

Section 12.5 Notices.

(a) Except when telephonic or electronic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II shall be deemed to have been given only when received by the Agent.

(b) Financial statements, reports and letters under Section 8.1(a), (b), (c), (f), (g) and (h) and other ordinary course requests or communications by the Borrower to the Agent may be sent by the Borrower to the Agent by e-mail, and may be distributed by the Agent to the Bank by similar means or by posting to DebtX, or other coded commercial service selected for such purpose by the Agent.

Section 12.6 [Intentionally Omitted].

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Section 12.7 Severability.  Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.8 Subsidiary References.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

Section 12.9 Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 12.10 Entire Agreement.  The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.11 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart to this Agreement by facsimile transmission or in PDF or other electronic format shall be as effective as delivery of a manually signed original.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.12 Governing Law.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 12.13 Consent to Jurisdiction.  THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN MINNESOTA; AND EACH PARTY HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT ANY PARTY HERETO COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, ANY OTHER PARTY TO SUCH ACTION AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

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Section 12.14 Waiver of Jury Trial.  THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 12.15 Customer Identification - USA PATRIOT Act Notice.  Each Bank (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank, as applicable, to identify the Borrower in accordance with the Act.

Section 12.16 OFAC and Asset Control Regulations.  The Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, and (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.

Section 12.17 Confidentiality.  Each of the Banks and the Agent agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective businesses furnished to it by or on behalf of the Borrower or any of its Subsidiaries and shall not reveal the same except: (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any governmental authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein, (h) with the consent of the Borrower and (i) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 12.17 or (ii) becomes available to the Agent or any Bank on a nonconfidential basis from a source other than the Borrower.  Notwithstanding the foregoing, at any time after the fifth Business Day following the date of this Agreement, the Agent and the Banks may disclose customary limited information pertaining to this Agreement routinely provided by arrangers to data service providers (which information would include borrower name, facility amount, closing and maturity date and agent and arranger titles), including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

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EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.18 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Bank.

56

Section 12.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Banks and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Banks and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Bank or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Bank, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Bank or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(signature pages follow)

57

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

OTTER TAIL CORPORATION

By:	/s/ Kevin Moug
Title:	Chief Financial Officer

4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention:	Mr. Kevin G. Moug
Chief Financial Officer
Telephone: (701) 451-3562
Fax: (701) 232-4108

Signature Page to Otter Tail Term Loan Agreement

JPMORGAN CHASE BANK, N.A.,
as Agent and a Bank

By:	/s/ Justin Martin
Name:	Justin Martin
Title:	Authorized Officer

Signature Page to Otter Tail Term Loan Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Jacquelyn Ness
Name:	Jacquelyn Ness
Title:	Vice President

Signature Page to Otter Tail Term Loan Agreement

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Casey Klepsch
Name:	Casey Klepsch
Title:	Assistant Vice President

Signature Page to Otter Tail Term Loan Agreement

EXHIBITS

Exhibit	Contents

A	Form of Note

B	Compliance Certificate

C	Material Subsidiary Guaranty

D	Form of Legal Opinion

E	Assignment and Assumption

Schedules

1.1(a)	Commitments and Percentages

1.1(b)	Material Subsidiaries

7.15	Subsidiaries (Section 7.15)

7.16	Partnerships/Joint Ventures (Section 7.16)

9.4	Exceptions to Ownership of Material Subsidiaries (Section 9.4)

9.7	Investments (Section 9.7)

9.8	Existing Liens (Sections 7.11 and 9.8)
9.10	Certain Transactions with Related Parties (Section 9.10)

EXHIBIT A

FORM OF PROMISSORY NOTE

$[Commitment]	[_______], 20[__]

FOR VALUE RECEIVED, the undersigned OTTER TAIL CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of [BANK] (the “Bank”), on the Termination Date, or other due date or dates determined under the Term Loan Agreement hereinafter referred to, the principal sum of ____________ DOLLARS ($[Commitment]), or if less, the then aggregate unpaid principal amount of the Loan (as such terms are defined in the Term Loan Agreement) as may be borrowed by the Borrower from the Bank under the Term Loan Agreement. All Loan and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Term Loan Agreement. Accrued interest shall be payable on the dates specified in the Term Loan Agreement.

All payments of principal and interest under this Promissory Note (this “Note”) shall be made in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank, N.A., at 10 South Dearborn Street, Chicago, Illinois 60603, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is the Note referred to in, and evidences indebtedness incurred under, the Term Loan Agreement dated as of February 5, 2016 (herein, as it may be amended, modified or supplemented from time to time, called the “Term Loan Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and JPMorgan Chase Bank, N.A., as Agent, to which Term Loan Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

OTTER TAIL CORPORATION

By:

Title:

EXHIBIT B

Compliance Certificate

_________, 20__

JPMorgan Chase Bank, N.A.

10 South Dearborn

Chicago, Illinois 60603
Attention: Justin Martin

Telephone: 312-732-4441

Fax: 312-732-1762

Ladies/Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of February 5, 2016 (as amended from time to time, the “Term Loan Agreement”), among OTTER TAIL CORPORATION (the “Borrower”), the Banks named therein and JPMORGAN CHASE BANK, N.A., as Agent (the “Agent”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Term Loan Agreement.

As required pursuant to Section 8.1(c) of the Term Loan Agreement, the Borrower hereby certifies that as of _____________, 20__, the following is true, correct and accurate in all respects:

1. The consolidated financial statements submitted herewith or as most recently filed with the Securities Exchange Commission are fairly presented in all material respects.

2. No Default and no Event of Default, has occurred and is continuing.

3. Covenant compliance is demonstrated as follows:

Section 9.12 Financial Covenants.

(a) Interest-bearing Debt to Total Capitalization.

Interest-bearing Debt:	$__________
to:

Total Capitalization:	$__________

(Required: not greater than 0.60 to 1.00).

(b) Interest and Dividend Coverage Ratio. For the four-quarter period ending on the date of the enclosed consolidated financial statements:

EBIT:	$__________

to:

sum of
Interest Expense:	$_______
Dividends on Preferred Stock:	$_______
$___________

Ratio: ___ to 1.00

(Required: not less than 1.50 to 1.00).

EXHIBIT C

GUARANTY
(Joint and Several)

FOR VALUE RECEIVED and in consideration of entry by the Banks (as defined in the Term Loan Agreement referred to below) and JPMORGAN CHASE BANK, N.A., as agent for the Banks (in such capacity, together with it successors and assigns, called the “Agent”) into that certain Term Loan Agreement, dated as of February 5, 2016 (as thereafter amended, modified, extended, renewed, restated or replaced from time to time called the “Term Loan Agreement”) among the Banks, the Agent and OTTER TAIL CORPORATION, a Minnesota corporation (hereinafter called the “Debtor”), the undersigned corporations (the “Guarantors”) hereby JOINTLY AND SEVERALLY unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Debtor to the Banks or the Agent under the Term Loan Agreement, each Note issued thereunder, and each other Loan Document (as defined therein), including without limitation all future advances, and all obligations to reimburse the Agent for all of such obligations that arise after the filing of a petition by or against the Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise (all such obligations being hereinafter collectively called the “Liabilities”), and the Guarantors further jointly and severally agree to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by the Banks or Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this guaranty.

The Guarantors agree that, in the event of the dissolution or insolvency of the Debtor or any Guarantor, or the inability of the Debtor or any Guarantor to pay debts as they mature, or an assignment by the Debtor or any Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Debtor or the Guarantor alleging that the Debtor or any Guarantor is insolvent or unable to pay debts as they mature, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the Guarantors will pay to the Agent forthwith the full amount which would be payable hereunder by the Guarantors if all Liabilities were then due and payable.

In addition to, and without limitation of, any rights of the Agent and the Banks under applicable law, if any Event of Default occurs and is continuing under the Term Loan Agreement, upon written direction by the Agent to such effect any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness (as defined in the Term Loan Agreement) at any time held or owing by the Agent or any Bank to or for the credit or account of any Guarantor may be offset and applied toward the payment of the Liabilities and all obligations of the Guarantors hereunder, whether or not the Liabilities and all obligations of the Guarantors hereunder, or any part thereof, shall then be due.

This guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Guarantor or that at any time or from time to time all Liabilities may have been paid in full). This guaranty is a guaranty of payment and performance and not merely a guaranty of collection.

The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by the Agent or the Banks to any of the Liabilities is or must be rescinded or returned by the Agent or the Banks for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or the Banks, and this guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or the Banks had not been made.

The Agent and the Banks may, from time to time, at their sole discretion and without notice to any Guarantor, take any or all of the following actions: (a) be granted a security interest in any property to secure any of the Liabilities or the Guaranty Obligations, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities, (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any Guarantor for payment of any of the Liabilities, whether or not the Agent and the Banks (i) shall have resorted to any property securing any of the Liabilities or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities including without limitation any other Guarantor (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by each Guarantor).

Any amounts received by the Agent and the Banks from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as the Agent may from time to time elect.

Until such time as this guaranty shall have been discontinued and the Agent and the Banks shall have received payment of the full amount of all Liabilities and of all obligations of the Guarantors hereunder, no payment made by or for the account of the Guarantors pursuant to this guaranty shall entitle the Guarantors by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor and the Guarantors shall not exercise any right or remedy against the Debtor or any property of the Debtor by reason of any performance by the Guarantors of this guaranty.

The Guarantors hereby expressly waive: (a) notice of the acceptance by the Agent or the Banks of this guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder, or any security for, or guaranty of, any of the foregoing.

2

Each Bank may from time to time without notice to the Guarantors, assign or transfer its Percentage (as defined in the Term Loan Agreement) or any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this guaranty to the same extent as if such assignee or transferee were such Bank.

Unless the Agent shall otherwise consent in writing, the Agent shall have the sole right to enforce this guaranty, as Agent as provided in the Term Loan Agreement, for the benefit of the Agent and the Banks (including any transferee, as provided in the prior paragraph).

Each Guarantor hereby warrants to the Agent and the Banks that such Guarantor now has, and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor. Neither the Agent nor the Bank shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Debtor which may come into the Agent’s or the Bank’s possession.

No delay on the part of the Agent or any Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this guaranty be binding upon the Agent or any Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Agent and the Required Banks (as defined in the Term Loan Agreement). No action of the Agent or the Banks permitted hereunder shall in any way affect or impair the rights of the Agent or the Banks and the obligations of the Guarantors under this guaranty. For the purposes of this guaranty, Liabilities shall include all obligations of the Debtor to the Agent or the Banks specified as Liabilities, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder, and shall specifically include, without limitation, any and all interest, fees or commissions included in the Liabilities and accruing or payable after the commencement of any bankruptcy or insolvency proceedings, notwithstanding any provision or rule of law which might restrict the rights of the Bank to collect such obligations from the Debtor. The obligations of the Guarantors under this guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of any Guarantor. The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this guaranty.

This guaranty shall be binding upon each Guarantor, and upon the successors and assigns of each Guarantor.

3

Wherever possible, each provision of this guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.

To the extent that any Guarantor shall make a payment under this guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Liabilities (other than unliquidated obligations that have not yet arisen), and the Term Loan Agreement has terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

The preceding paragraph is intended only to define the relative rights of the Guarantors, and nothing set forth in such paragraph is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this guaranty. The rights of the indemnifying Guarantors against other Guarantors under the preceding paragraph shall be exercisable upon the full and indefeasible payment of the Liabilities in cash and the termination of the Term Loan Agreement.

The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

4

THE AGENT AND THE BANKS (BY ACCEPTING THIS GUARANTY) AND THE GUARANTORS HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

AT THE OPTION OF THE AGENT, THIS GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN MINNESOTA; AND THE GUARANTORS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

(signature page follows)

5

SIGNED AND DELIVERED as of February 5, 2016.

Varistar Corporation
BTD Manufacturing, Inc.
Northern Pipe Products, Inc.
Vinyltech Corporation

By:	/s/ George Koeck

Title:	Secretary

Signature Page to Guaranty

EXHIBIT D

Opinion of Counsel

[Attached]

Fargo office: 4334 18th Avenue S. Suite 200, P. O. Box 9156 Fargo, ND 58106-9156 Fax: 701-232-4108	Fergus Falls office: 215 S. Cascade Street P. O. Box 496 Fergus Falls, MN 56538-0496 Fax: 218-998-3165
1-866-410-8070 ● www.ottertail.com

February 5, 2016

To: The Banks party to the Term Loan
Agreement described herein

JPMorgan Chase Bank, N.A.
U.S. Bank National Association
Bank of America, N.A.

Ladies and Gentlemen:

I have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Corporation”), in connection with entry by the Corporation into that certain Term Loan Agreement, dated as of February 5, 2016, among the Corporation, the Banks, as defined therein, and JPMorgan Chase Bank, N.A., as Agent (the “Loan Agreement”), and to the Material Subsidiaries, as defined in the Loan Agreement (the “Material Subsidiaries”), in connection with entry by the Material Subsidiaries into that certain Material Subsidiary Guaranty, dated as of February 5, 2016 (the “Material Subsidiary Guaranty”). This opinion is being delivered to you pursuant to Section 6.1 of the Loan Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Loan Agreement.

In connection with this opinion, I have examined the following documents:

1.          The Articles or Certificate of Incorporation of the Corporation and each Material Subsidiary;

2.          The Bylaws of the Corporation and each Material Subsidiary;

3.          Resolutions of the Board of Directors of each Material Subsidiary; and

4.          An executed copy of the Loan Agreement and the Material Subsidiary Guaranty.

I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Corporation and each Material Subsidiary) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Corporation and each Material Subsidiary) and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation and each Material Subsidiary, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Corporation and each Material Subsidiary (known by me to have authority to make such representations and certifications on behalf of the Corporation and each Material Subsidiary) and certificates of public officials.

Based on the foregoing, I am of the opinion that:

(i)          The Corporation is and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.

(ii)         The Corporation and each Material Subsidiary each has full corporate power and authority to (a) own and operate its properties and assets and carry on its business as presently conducted, as described with respect to the Corporation in Otter Tail Corporation’s Annual Report or Form 10-K for the year ended December 31, 2014, and (b) enter into and perform its obligations under the Loan Documents to which it is a party.

(iii)        The execution and delivery by each of the Corporation and each Material Subsidiary of the Loan Documents to which it is a party, the borrowing by the Corporation under the Loan Agreement, and the performance by each of the Corporation and each Material Subsidiary of its respective obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Corporation and each Material Subsidiary, as applicable and constitute valid and binding obligations of the Corporation and each Material Subsidiary, as applicable, enforceable in accordance with their respective terms.

(iv)        There is no provision in (a) the Corporation’s or any Material Subsidiary’s Articles or Certificate of Incorporation or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Corporation or any Material Subsidiary is a party or by which the Corporation or any Material Subsidiary or its respective properties are bound, (c) any law, statute, rule or regulation or (d) any writ, order or decision of any court or governmental instrumentality binding on the Corporation or any Material Subsidiary which would be contravened by the execution, delivery or performance by the Corporation or any Material Subsidiary of the Loan Documents to which it is a party, except in the case of clauses (b) and (d) for any such contravention which would not constitute an Adverse Event.

(v)         There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Corporation or any Material Subsidiary before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could reasonably be expected to constitute an Adverse Event.

The opinion set forth in paragraph (iii) above is subject to the following qualifications and exceptions:

1.	The opinion set forth in paragraph (iii) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

2.	The opinion set forth in paragraph (iii) above is subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and, fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

3.	I express no opinion as to the enforceability of provisions in the Loan Documents to the extent they contain obligations of the Corporation or any Material Subsidiary to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the party claiming such amounts as a result of such prepayment or default.

4.	I express no opinion (A) as to the validity, binding effect or enforceability of (1) any provision of the Loan Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (2) waivers by the Corporation or any Material Subsidiary of any statutory or constitutional rights or remedies, (3) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, or (4) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; or (B) as to compliance or the effect of noncompliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Loan Documents.

5.	The opinion set forth in paragraph (iii) above with respect to the Material Subsidiary Guaranty is subject to the defenses available to a guarantor under applicable law, but the waivers of such defenses set forth in the Material Subsidiary Guaranty are enforceable, subject to the other exceptions set forth herein.

I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions expressed above are limited to the laws of the States of Minnesota and North Dakota and the federal laws of the United States and, with respect to my opinion in paragraphs (i), (ii) and (iv) only, the Arizona Business Corporation Act. I express no opinion as to the laws of any other jurisdiction.

The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,

/s/ George Koeck
George-Koeck
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT E

Assignment and Assumption
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement, dated as of the date set forth in Item I (each reference to an “Item” herein shall be deemed to refer to such Item on Schedule I hereto), is made by the party named in Item II, (the “Assignor”) to the entity named in Item III (the “Assignee”).

WITNESSETH

The Assignor has entered into a Term Loan Agreement dated as of February 5, 2016, as amended thereafter (the “Term Loan Agreement”) among OTTER TAIL CORPORATION (the “Borrower”), certain lenders including the Assignor (collectively, the “Bank Group”) and JPMORGAN CHASE BANK, N.A., as Agent, under which the Assignor has agreed to make a Loan in an amount of up to the amount as set forth in Item IV (such amount equals the original commitment of the Assignor and may have been, or may be, increased by other assignments by, or to, the Assignor, and will be reduced by the assignment under this Agreement) and the Bank Group has agreed to make the Loan, in the amount as set forth in Item V. Such Loan is sometimes called the “Loans” hereinafter. Unless the context clearly indicates otherwise, all other terms used in this Agreement shall have the meanings given them by, and shall be construed as set forth in the Term Loan Agreement. In consideration of the premises and the mutual covenants contained herein, the Assignor and the Assignee hereby covenant and agree as follows:

1.          Assignment and Assumption. Subject to the terms and conditions of this Agreement, the Assignor and the Assignee agree that:

(a)          the Assignor hereby sells, transfers, assigns and delegates to the Assignee, in consideration of entry by the Assignee into this Agreement [and of payment by the Assignee to the Assignor of the amount set forth in Item VI]; and

(b)          the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as expressly provided in this Agreement)

a share equal to the percentage set forth in Item VII (expressed as a percentage of the aggregate Commitment of the Bank Group) of the Assignor’s commitment, loan, participations, rights, benefits, obligations, liabilities and indemnities under and in connection with the Term Loan Agreement, and to indemnify the Agent or any other party under the Term Loan Agreement and to pay all other amounts payable by a Bank (in such percentage of the aggregate obligations of the Bank Group) under or in connection with the Term Loan Agreement.

The interest of the Assignor under the Term Loan Agreement (including all such commitment, loan, participations, rights, benefits, obligations, liabilities and indemnities) which the Assignee purchases and assumes hereunder is hereinafter referred to as its “Assigned Share”. The day upon which the Assignee shall make the payment described in the prior paragraph is hereinafter referred to as the “Funding Date”. Upon completion of the assignment hereunder, the Assignor will have the revised share of the total Loans and Commitments of the Bank Group set forth in Item VIII.

2.          Future Payments. The Assignor shall notify the Agent to make all payments with respect to the Assigned Share after the Funding Date directly to the Assignee. The Assignor and Assignee agree and acknowledge that all payment of interest, commitment fees, and other fees accrued up to, but not including, the Funding Date are the property of the Assignor, and not the Assignee. The Assignee shall, upon payment of any interest, commitment fees, or other fees, remit to the Assignor all of such interest, commitment fees, and other fees accrued up to, but not including, the Funding Date.

3.          No Warranty or Recourse. The sale, transfer, assignment and delegation of the Assigned Share is made without warranty or recourse against the Assignor of any kind, except that the Assignor warrants that it has not sold or otherwise transferred any other interest in the Assigned Share to any other party. The Assignor may, however, have sold and may hereafter sell Participations in, or may have assigned or may hereafter assign, portions of its interest in the Term Loan Agreement that in the aggregate (together with the portion assigned hereby), do not exceed 100% of the Assignor’s interest in the Term Loan Agreement.

4.          Covenants and Warranties. To induce the other to enter into this Agreement, each of the Assignee and the Assignor warrants and covenants with respect to itself that:

(a)          Existence. It is, in the case of the Assignee, a ________________ organized under the laws of _________________ and it is, in the case of the Assignor, a ___________ duly existing under the laws of _____________;

(b)          Authority. It is duly authorized to execute, deliver and perform this Agreement;

(c)          No Conflict. The execution, delivery and performance of this Agreement do not conflict with any provision of law or of the charter or by-laws (or equivalent constituent documents) of such party, or of any agreement binding upon it; and

(d)          Valid and Binding. All acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Agreement, and to constitute the same the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.

5.          Covenants and Warranties by the Assignee. To induce the Assignor to enter into this Agreement, the Assignee warrants and covenants that (a) it is purchasing and assuming the Assigned Share in the course of making loans in the ordinary course of its commercial lending business, and (b) it has, independently and without reliance upon the Assignor, and based upon such financial statements and other documents and information as it has deemed appropriate, made its own credit analysis an decision to engage in this purchase and transfer of the Assigned Share. The Assignee acknowledges that the Assignor has not made and does not make any representations or warranties or assume any responsibility with respect to the validity, genuineness, enforceability or collectability of the Term Loan, The Term Loan Agreement or any related instrument, document or agreement.

6.          Promissory Note. The Notes of the Assignor shall be delivered to the Agent or Borrower at such time and by such means as the Assignor and the Agent or Borrower shall agree, with the request by the Assignor that the Borrower issue new notes payable to the Assignor and to the Assignee to reflect the assignment of the Assigned Share hereunder.

7.          Payments to the Assignor. All amounts payable to the Assignor in U.S. Dollars shall be paid by transfer of federal funds to the Assignor, ABA No.                     , Account No.                 Attention:           Reference: [Borrower].

8.          Other Transactions. The Assignee shall have no interest in any property in the Assignor’s possession or control, or in any deposit held or other indebtedness owing by the Assignor, which may be or become collateral for or otherwise available for payment of the Loan by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by the Assignor or by reason of the right of set-off, counterclaim or otherwise, except that if such interest is provided for in provisions of the Term Loan Agreement regarding sharing of set-off, the Assignee shall have the same rights as any other lender that is a party to the Term Loan Agreement. The Assignor and its affiliates may accept deposits from, lend money to, act as trustee under indentures for an generally engage in any kind of business with the Borrower, and any person who may do business with or own securities of the Borrower, or any of the Borrower’s subsidiaries. The Assignee shall have no interest in any property taken as security for any other loans or any other credits extended to the Borrower or any of its subsidiaries by the Assignor to the Borrower.

9.          Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Assignor and the Assignee.

10.         Expenses. In the event of any action to enforce the provisions of this Agreement against a party hereto, the prevailing party shall be entitled to recover all costs and expenses incurred in connection therewith including, without limitation, attorneys’ fees and expenses, including allocable cost of in-house legal counsel and staff.

11.         Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.

12.         Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered, or terminated except by an agreement in writing signed by the Assignor and the Assignee or their permitted successors or assigns).

13.         Withholding Taxes. The Assignee (a) represents and warrants to the Assignor, the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Assignor with respect to any payments to be made to the Assignee hereunder, (b) ) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Assignor, the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder either U.S. Internal Revenue Service Form W8ECI or W8BEN and agrees to provide new Forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

14.         Entire Agreement. This Agreement sets forth the entire understanding of the parties except for the consents contemplated hereby, and supersedes any and all prior agreements, arrangements, and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.

15.         Counterparts. This Agreement may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date and year first above written.

Address:	[Assignor]

By:

(print name)

Title:

Address:	[Assignee]

By:

(print name)

Title:

[Consents required to become effective as provided in Section 12.3 of the Term Loan Agreement:

Consented to this ____ day
of _____________, 20___.

JPMORGAN CHASE BANK, N.A., as Agent

By:

(print name)

Title:

Consented to this ____ day
of _________________, 20____.

OTTER TAIL CORPORATION, as Borrower

By:

(print name)

Title:	]

Schedule I
to
Assignment and Assumption

Item I:	Date of Assignment:

Item II:	Assigning Bank (the “Assignor”):

Item III:	Assignee (the “Assignee”):

Item IV:	Initial Total Commitment of the Assignor:
Loan:

Item V:	Bank Group’s Initial Total Commitment:
Loan:

Item VI:	Payment to the Assignor on Funding Date:

Item VII:	Percentage Assigned: ________%
(Expressed as a percentage of the total aggregate Commitments of the Bank Group, carry out to 10 decimal places; upon effectiveness of the Assignment as provided in the Term Loan Agreement, this will constitute the Assignee’s “Pro Rata Share”

Item VIII:	Revised Percentage of the Assignor: _____________%

(carry out to 10 decimal places; upon effectiveness of the Assignment as provided in the Term Loan Agreement, this will constitute the Assignor’s “Pro Rata Share”)

Schedule 1.1(a)

Commitments and Percentages

Bank:	Initial Commitment:	Percentage:

JPMorgan Chase Bank, N.A.	$25,000,000	50%

U.S. Bank National Association	$12,500,000	25%

Bank of America, N.A.	$12,500,000	25%

Total:	$50,000,000	100.000000000%

Schedule 1.1(b)

Material Subsidiaries
(as of the date of the Term Loan Agreement)

BTD Manufacturing, Inc.
Northern Pipe Products, Inc.
Varistar Corporation
Vinyltech Corporation

2

Schedule 7.6

Litigation and Contingent Liabilities

Litigation

None.

Contingent Liabilities

None.

Schedule 7.15
Subsidiaries (Section 7.15)
Subsidiaries of Otter Tail Corporation

Company	State of Organization	Number and Class of Shares Issued and Owned by Otter Tail Corporation or its Subsidiaries	Footnote Ref.
AEV, Inc.	Minnesota	100 Shares Common	(1)
ASI, Inc.	Minnesota	100 Shares Common	(3)
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)
IMD, Inc.	North Dakota	980 Shares Common	(1)
Miller Welding & Iron Works, Inc.	Minnesota	1,000 Shares Common	(5)
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)
Otter Tail Assurance Limited	Cayman Islands	50,000 Shares Common	(4)
Otter Tail Energy Services Company, Inc.	Minnesota	1,000 Shares Common	(4)
Otter Tail Power Company	Minnesota	100 Shares Common	(4)
Sheridan Ridge II, LLC	Minnesota	1,000 Membership Units	(2)
Shrco, Inc.	Minnesota	100 Shares Common	(1)
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)
Varistar Corporation	Minnesota	100 Shares Common	(4)
Vinyltech Corporation	Arizona	100 Shares Common	(1)

(1) Subsidiary of Varistar Corporation (2) Subsidiary of Otter Tail Energy Services Company, Inc. (3) Subsidiary of Shrco, Inc.	(4) Subsidiary of Otter Tail Corporation (5) Subsidiary of BTD Manufacturing, Inc.

Schedule 7.16

Partnerships/Joint Ventures (Section 7.16)

Partnership Name	Type of Partner	Ownership Percent	Book value of Investment Dec. 31, 2015
Boston Financial Institutional Tax Credit VIII Fund	Limited	3.4	$—
Walnut Properties Limited – Summit Group	Limited	15.7	—
WNC Institutional Tax Credit Fund II	Limited	13.3332	—
Grace Village Limited Partnership	Limited	89.0	—
The Homestead Limited Partnership	Limited	89.0	—
Lincoln Square of Alexandria Limited Partnership	Limited	89.0	—
Total			$—

Schedule 9.4

Exceptions to Ownership of Material Subsidiaries (Section 9.4)

None.

Schedule 9.7

Investments (Section 9.7)

As of December 31, 2015

Investment in Loan Pools (OTP)	80,650
Investments – Bank of Butterfield (OTAL)	8,093,315
CoBank (St Paul Bank for Coop’s) (VSC)	81,226
Other Miscellaneous (OTP, TOP)	28,790

Total Investments of Otter Tail Corporation and Subsidiaries	$8,283,981

Schedule 9.8

Existing Liens (Section 9.8)

None.

Schedule 9.10

Certain Transactions with Related Parties (Section 9.10)

None.